Exhibit 4.3

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED BY THE HOLDER HEREOF FOR ITS OWN ACCOUNT FOR INVESTMENT WITH NO INTENTION OF MAKING OR CAUSING TO BE MADE A PUBLIC DISTRIBUTION OF ALL OR ANY PORTION THEREOF. SUCH SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

No.                                                                               , 2009

Z TRIM HOLDINGS, INC. FORM OF WARRANT TO PURCHASE COMMON STOCK

Void after                                  , 2014

Z Trim holdings, inc., an Illinois corporation (the "Company"), hereby certifies that, for value received,   ______________________________  (including any successors and assigns, "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company at any time or from time to time before 5:00 PM Central time, on___________, 2014; (the "Expiration Date"), fully paid and nonassessable shares of Common Stock (the "Warrant Shares") under the terms set forth herein.

This Warrant is issued pursuant to that certain Subscription Agreement dated _________, 2009 by and between the Company and the Holder (the "Subscription Agreement") that was executed and delivered in connection with that certain Confidential Private Placement Memorandum of the Company dated March 25, 2009 (the "Private Offering"). This Warrant is one of a series of warrants issued as part of the Private Offerings (collectively, the “Warrants”).

1.           Number of Warrant Shares; Exercise Price. This Warrant shall evidence the right of the Holder to purchase up to    Warrant Shares at an initial exercise price per Warrant Share of $1.50 per share (the "Exercise Price"), subject to adjustment as provided in Section 7 below.

2.           Definitions. As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a) The term "Common Stock" shall mean the common stock, par value $.00005 per share, of the Company.

(b) The term "Company" shall include any company which shall succeed to or assume the obligations of the Company hereunder.

(c) The term "Corporate Transaction" shall mean (i) a sale, lease transfer or conveyance of all or substantially all of the assets of the Company; (ii) a consolidation of the Company with, or merger of the Company with or into, another corporation or other business entity in which the stockholders of the Company immediately prior to such consolidation or merger own less than 50% of the voting power of the surviving entity immediately after such consolidation or merger; or (iii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company.

(d)       The term "Stock" shall mean (i) Common Stock or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

3.   Exercise Date; Expiration. Subject to the terms hereof, this Warrant may be exercised by the Holder at any time or from time to time before the Expiration Date (the "Exercise Period").

4.   Exercise of Warrant: Partial Exercise. This Warrant may be exercised in full by the Holder by surrender of this Warrant, together with the Holder's duly executed form of subscription attached hereto as Exhibit A, to the Company at its principal office, accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, of the aggregate exercise price (as determined above) of the number of Warrant Shares to be purchased hereunder. The exercise of this Warrant pursuant to this Section 4 shall be deemed to have been effected immediately prior to the close of business on the business day on which this Warrant is surrendered to the Company as provided in this Section 4, and at such time the person in whose name any certificate for Warrant Shares shall be issuable upon such exercise shall be deemed to be the record holder of such Warrant Shares for all purposes. As soon as practicable after the exercise of this Warrant, the Company at its expense will cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or certificates for the number of fully paid and nonassessable full shares of Warrant Shares to which the Holder shall be entitled on such exercise, together with cash, in lieu of any fraction of a share, equal to such fraction of the current fair market value of one full Warrant Share as determined in good faith by the Board of Directors, and, if applicable, a new warrant evidencing the balance of the shares remaining subject to the Warrant.

5.   Net Issuance.

(a)       Right to Convert. Only in the event that there is not in effect on or before the first anniversary of the date of this Warrant a registration statement with the SEC covering the Warrant Shares, in addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder shall have the right to convert this Warrant (the "Conversion Right") into Warrant Shares as provided in this Section 5 at any time or from time to time beginning on the first anniversary of the date of this Warrant and ending at the expiration of the Exercise Period. Upon exercise of the Conversion Right with respect to shares subject to the Warrant (the "Converted Warrant Shares"), the Company shall deliver to the Holder (without payment by the Holder of any exercise price or any cash or other consideration) that number of fully paid and nonassessable Warrant Shares computed using the following formula:

X = Y (A - B) A

Where:                     X =     the number of shares of Warrant Shares to be delivered to the Holder;

                   Y =     the number of Converted Warrant Shares;

    A =     the fair market value of one Warrant Share on the Conversion Date (as defined below); and

            B =      the Exercise Price (as adjusted on the Conversion Date).

No fractional shares shall be issuable upon exercise of the Conversion Right, and if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as defined below). Shares issued pursuant to the Conversion Right shall be treated as if they were issued upon the exercise of the Warrant.

(b) Method of Exercise. The Conversion Right may be exercised by the Holder by the surrender of the Warrant at the principal office of the Company together with a written statement specifying that the Holder thereby intends to exercise the Conversion Right and indicating the total number of shares under the Warrant that the Holder is exercising through the Conversion Right. Such conversion shall be effective upon receipt by the Company of the Warrant together with the aforesaid written statement, or on such later date as is specified therein (the "Conversion Date"). Certificates for the shares issuable upon exercise of the Conversion Right shall be delivered to the Holder promptly following the Conversion Date.

(c) Determination of Fair Market Value. For purposes of this Section 5, fair market value of a Warrant Share on the Conversion Date shall be determined as follows:

(i)       If this Warrant is to be exercised contingent upon and effective immediately prior to the initial public offering of the Company's Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (an "Initial Public Offering"), the fair market value of a Warrant Share shall be deemed to be equal to the product of (x) the number of shares of Common Stock into which such Warrant Share is then convertible and (y) the price to the public of the shares of Common Stock sold in the Initial Public Offering as set forth on the front cover of the final prospectus relating to the Initial Public Offering;

(ii)      If the Common Stock is traded on a stock exchange or the Nasdaq Stock Market (or a similar national quotation system), the fair market value of a Warrant Share shall be deemed to be the product of (x) the average of the closing selling prices of the Common Stock on the stock exchange or system determined by the Board to be the primary market for the Common Stock over the ten (10) trading day period ending on the date prior to the Conversion Date, as such prices are officially quoted in the composite tape of transactions on such exchange or system and (y) the number of shares of Common Stock into which such Warrant Share is convertible at the date of calculation;

(iii)     If the Common Stock is traded over-the-counter, the fair market value of a Warrant Share shall be deemed to be the product of (x) the average of the closing bid prices (or, if such information is available, the closing selling prices) of the Common Stock over the ten (10) trading day period ending on the date prior to the Conversion Date, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system, the over-the-counter Bulletin Board System or any successor system and (y) the number of shares of Common Stock into which such Warrant Share is convertible at the date of calculation; and

(iv)      If there is no public market for the Common Stock, then the fair market value of a Warrant Share shall be determined by the Board of Directors of the Company in good faith and, upon request of the Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than 15 days after such request, notify the Holder of the Fair Market Value per share of Common Stock.

6.   Intentionally Omitted.

7.   Adjustments to Conversion Price. For the purposes of this Section 7, the term Exercise Price shall mean the Exercise Price per share set forth on the first page of this Warrant as adjusted from time to time pursuant to the provisions of this Section 7. The number and kind of Warrant Shares (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant and the Exercise Price hereunder shall be subject to adjustment from time to time upon the happening of certain events, as follows:

(a) Splits and Subdivisions. In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of the holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as the "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents, then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the Exercise Price shall be appropriately decreased and the number of Warrant Shares for which this Warrant is exercisable shall be appropriately increased in proportion to such increase of outstanding shares.

(b) Combination of Shares. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, the Exercise Price shall be appropriately increased and the number of Warrant Shares for which this Warrant is exercisable shall be appropriately decreased in proportion to such decrease in outstanding shares.

(c) Reclassification or Reorganization. If the Warrant Shares issuable upon the exercise of this Warrant shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a split, subdivision or stock dividend provided for in Section 7(a) above or a combination of shares provided for in Section 7(b) above, or a reorganization, merger or consolidation provided for in Section 7(d) below, then and in each such event the Holder shall be entitled to receive upon the exercise of this Warrant the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, to which a holder of the number of Warrant Shares issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.

(d) Merger or Consolidation. If at any time or from time to time there shall be a capital reclassification or reorganization of the Warrant Shares or a Corporate Transaction (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 7) of the Company, then as a part of such reorganization or Corporate Transaction, adequate provision shall be made so that the Holder shall thereafter be entitled to receive upon the exercise of this Warrant, the number of shares of stock or other securities or property of the Company, resulting from such reorganization, recapitalization or Corporate Transaction to which a holder of the number of Warrant Shares issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization or Corporate Transaction. In any such case, the Company will make appropriate provision to insure that the provisions of this Section 7(d) hereof will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the exercise of this Warrant. The Company shall not effect any such Corporate Transaction unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such Corporate Transaction or the corporation purchasing or acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, at the last address of the Holder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this Section 7(d) shall similarly apply to successive reorganizations, reclassifications, or Corporate Transactions.

(e) Computation of Adjusted Exercise Price. Except as hereinafter provided, in case the Company shall at any time after the date hereof issue or sell any shares of its Stock, other than the issuances or sales referred to in Section 7(h) hereof, for a consideration per share less than the Exercise Price in effect immediately prior to the issuance or sale of such shares, or without consideration, then forthwith upon such issuance or sale, the Exercise Price shall (until another such issuance or sale) be reduced to the price (calculated to the nearest full cent) equal to the quotient derived by dividing (A) an amount equal to the sum of (X) the product of (a) the Exercise Price in effect immediately prior to such issuance or sale, multiplied by (b) the total number of shares of Stock outstanding immediately prior to such issuance or sale (treating for this purpose, as outstanding, all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Warrants) outstanding assuming exercise of any outstanding options therefor immediately prior to such issue), plus (Y) the aggregate of the amount of all consideration, if any, received by the Company upon such issuance or sale, by (B) the total number of shares of Stock outstanding immediately after such issuance or sale; provided, however, that in no event shall the Exercise Price be adjusted pursuant to this computation to an amount in excess of the Exercise Price in effect immediately prior to such computation, except in the case of a combination of outstanding shares of Stock, as provided by Section 7(b) hereof.

        For purposes of any computation to be made in accordance with this Section 7(e), the following provisions shall be applicable:

                (i)        In case of the issuance or sale of shares of Stock for a consideration part or all of which shall be cash, the amount of the cash consideration, shall be deemed to be the amount of cash received by the Company for such shares (or, if shares of Stock are offered by the Company for subscription, the subscription price, or, if either of such securities shall be sold to underwriters or dealers for public offering without a subscription price, the public offering price, before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or other persons or entities performing similar services), or any expenses incurred in connection therewith and less any amounts payable to security holders or any affiliate thereof, including, without limitation, any employment agreement, royalty, consulting agreement, covenant not to compete, earnout or contingent payment right or similar arrangement, agreement or understanding, whether oral or written; all such amounts shall be valued at the aggregate amount payable thereunder whether such payments are absolute or contingent and irrespective of the period or uncertainty of payment, the rate of interest, if any, or the contingent nature thereof;

                (ii)       In case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Company) of shares of Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors of the Company;

(iii)     Shares of Stock issuable by way of dividend or other distribution on any capital stock of the Company shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration;

(iv)     The reclassification of securities of the Company other than shares of Stock into securities including shares of Stock shall be deemed to involve the issuance of such shares of Stock for consideration other than cash immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Stock shall be determined as provided in paragraph (ii) of this Section 7(e); and

(v)       The number of shares of Stock at any one time outstanding shall include the aggregate number of shares issued or issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of then outstanding options, rights, warrants, and convertible and exchangeable securities.

(f)       Options, Rights, Warrants and Convertible and Exchangeable Securities.

(i)       Subject to Section 7(h) hereof, in case the Company shall at any time after the date hereof issue options, rights or warrants to subscribe for shares of Stock, or issue any securities convertible into or exchangeable for shares of Stock, for a consideration per share less than the Exercise Price in effect immediately prior to the issuance of such options, rights, warrants or such convertible or exchangeable securities, or without consideration, the Exercise Price in effect immediately prior to the issuance of such options, rights, warrants or such convertible or exchangeable securities, as the case may be, shall be reduced to a price determined by making a computation in accordance with the provisions of Section 7(e) hereof, provided that:

(ii)      The aggregate maximum number of shares of Stock, as the case may be, issuable under such options, rights or warrants shall be deemed to be issued and outstanding at the time such options, rights or warrants were issued, for a consideration equal to the minimum purchase price per share provided for in such options, rights or warrants at the time of issuance, plus the consideration (determined in the same manner as consideration received on the issue or sale of shares in accordance with the terms of this Warrant), if any, received by the Company for such options, rights or warrants. The aggregate maximum number of shares of Stock issuable upon conversion or exchange of any convertible or exchangeable securities shall be deemed to be issued and outstanding at the time of issuance of such securities, and for a consideration equal to the consideration (determined in the same manner as consideration received on the issue or sale of shares of Stock in accordance with the terms of this Warrant) received by the Company for such securities, plus the minimum consideration, if any, receivable by the Company upon the conversion or exchange thereof.   If (I) any change shall occur in the price per share provided for in any of the options, rights or warrants referred to in this subsection: (II) any change shall occur in the price per share at which the securities referred to in this subsection are exchangeable; (III) any of the options, rights, warrants or exchange rights are exercised in an amount or at a price different from the assumed aggregate maximum number of shares or the minimum purchase price provided in this subsection; or (IV) any of the options, rights, warrants or exchange rights referred to in this subsection expire without being exercised, then (x) such options, rights, warrants or exchange rights, as the case may be, shall be deemed to have expired or terminated on the date when such price change, exercise or expiration became effective in respect to shares not theretofore issued pursuant to the exercise or exchange thereof, (y) the Company shall be deemed to have issued upon such date new options, rights or warrants or exchangeable securities at the new price in respect of the number of shares issuable upon the exercise of such options, rights or warrants or the conversion or exchange of such exchangeable securities, and (z) the adjustment to Exercise Price provided in this subsection shall be recalculated as if the original issuance causing the prior adjustment to Exercise Price had not occurred.

(g)      Adjustment in Number of Warrant Shares. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 7, the number of Warrant Shares issuable upon the exercise of this Warrant shall be adjusted to the nearest full amount by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of the Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

(h)       No Adjustment of Exercise Price in Certain Cases. No adjustment of the Exercise Price shall be made:

                (i)        Upon issuance or sale of this Warrant or Warrant Shares, or the other warrants and warrant shares issued in connection herewith pursuant to the Subscription Agreement, or shares of Common Stock issuable upon exercise of other options, warrants and convertible securities outstanding as of the date hereof, including, without limitation, those that are being issued in connection with the closing of the Private Offering.

(ii)       Upon the issuance or sale of any shares of capital stock, or the grant of options exercisable therefor, issued or issuable after the date of this Warrant, to directors, officers, employees, advisers and consultants of the Company or any subsidiary pursuant to any incentive or non-qualified stock option plan or agreement, stock purchase plan or agreement, stock restriction agreement or restricted stock plan, employee stock ownership plan (ESOP), consulting agreement, stock appreciation right (SAR), stock depreciation right (SDR), bonus stock arrangement, or such other similar compensatory options, issuances, arrangements, agreements or plans approved by the Board of Directors of the Company.

(iii) Upon the issuance of any shares of capital stock or the grant of warrants or options (or the exercise thereof) as consideration for mergers, acquisitions, strategic alliances and other commercial transactions, other than in connection with a financing transaction.

(iv)      If the amount of said adjustment shall be less than one cent ($0.01) per security issuable upon exercise of this Warrant; provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least one cent ($0.01) per security issuable upon exercise of this Warrant.

(i)       No adjustment in the exercise price of the Warrant shall be made as a result of an issuance or deemed issuance of additional shares of common stock if the corporation receives a notice from the holders of the Warrants representing not less than a majority of the Warrant Shares subject to all such Warrants, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such additional shares of stock.

(j)            Notice of Record Dates: Adjustments. In the event of an Initial Public Offering or a Corporate Transaction, the Company shall provide to the Holder twenty (20) days advance written notice of such Initial Public Offering or Corporate Transaction. The Company shall promptly notify the Holder in writing of each adjustment or readjustment of the Exercise Price hereunder and the number of Warrant Shares issuable upon the exercise of this Warrant. Such notice shall state the adjustment or readjustment and show in reasonable detail the facts on which that adjustment or readjustment is based.

8. Intentionally omitted.

9.     Replacement of Warrants. On receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver to the Holder, in lieu thereof, a new Warrant of like tenor.

10.     No Rights or Liability as a Stockholder. This Warrant does not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company. No provisions hereof, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder as a stockholder of the Company.

11.     Miscellaneous.

(a)           Transfer of Warrant; Permitted Designees. The Holder agrees not to make any disposition of this Warrant, the Warrant Shares or any rights hereunder without the prior written consent of the Company. Any such permitted transfer must be made by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto as Exhibit B to any such permitted transferee. As a condition precedent to such transfer, the transferee shall sign an investment letter in form and substance satisfactory to the Company. Subject to the foregoing, the provisions of this Warrant shall inure to the benefit of and be binding upon any successor to the Company and shall extend to any holder hereof. Notwithstanding anything contained herein, the Company shall, upon written instructions to be delivered to the Company within fifteen (15) business days following the date hereof, transfer all or a portion of this Warrant to officers, directors, employees and other registered agents or associated persons of the Holder (collectively, "Permitted Designees”) in accordance with this Section 11; provided, however, the Company shall not be required to issue such Warrants to any person who is not an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and provided, further, such transfer must be in compliance with applicable Federal and state securities laws. Each Permitted Designee shall be required to execute fully and completely the Investor Representation Letter in the form attached hereto as Exhibit C prior to the issuance of the Warrant to such person.

(b)     Titles and Subtitles. The titles and subtitles used in this Warrant are for convenience only and are not to be considered in construing or interpreting this Warrant.

(c)     Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Warrant shall be in writing and shall be effective and deemed given to such party under this Warrant on the earliest of the following: (a) the date of personal delivery; (b) two (2) business days after transmission by facsimile, addressed to the other party at its facsimile number, with confirmation of transmission; (c) four (4) business days after deposit with a return receipt express courier for United States deliveries; or (d) five (5) business days after deposit in the United States mail by registered or certified mail (return receipt requested) for United States deliveries. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to such party at the address set forth on the signature page hereto, or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto. Notices to the Company will be marked "Attention: Chief Financial Officer."

(d)     Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys' fees, costs and disbursements in addition to any other relief to which such party may be entitled.

(e)     Amendments and Waivers. In addition to the provision for waiver of an exercise price adjustment set forth in Section 7 (i) above, any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Holder and the Company. Any amendment or waiver effected in accordance with this Section 10(e) shall be binding upon the Holder of this Warrant (and of any securities into which this Warrant is convertible), each future holder of all such securities, and the Company.

(f)           Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(g)           Governing Law. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Illinois, without giving effect to its conflicts of laws principles.

(h)                   Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

In witness whereof, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first written above.

Z TRIM HOLDINGS INC.,

an Illinois corporation

By:.

Name: Steven J. Cohen Title: Chief Executive Officer

Address: 1011 Campus Drive Mundelein, IL 60060

EXHIBIT A

FORM OF SUBSCRIPTION (To be signed only on exercise of Warrant)

To:      Z TRIM HOLDINGS INC.

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby

irrevocably elects to (a) purchase                                                                shares of the Common Stock covered by such Warrant

and herewith makes payment of $                                                                , representing the full purchase price for such

shares at the price per share provided for in such Warrant, or (b) exercise such Warrant for shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of

Section 5 of such Warrant.

Please issue a certificate or certificates representing                                                                                                shares in the name of the

undersigned or in such other name or names as are specified below:

(Name)

(Address)

The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

(Print Name)

(Address) Dated:

EXHIBIT B FORM OF ASSIGNMENT

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

for value received, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:

(Please Print)

Address:

(Please Print)

Dated:                            , 20_

Holder's

Signature:

Holder's Address:

NOTE: The signature to this Form of Assignment must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

EXHIBIT C

FORM OF INVESTOR REPRESENTATION LETTER

DATE

Z Trim Holdings Inc. 1011 Campus Drive Mundelein, IL 60060

Gentlemen:

In connection with my receipt of warrants ("Warrants") to purchase the number of shares of common stock referred to below, I hereby represent, warrant and covenant as follows:

1.   Check each one which is applicable:

I am an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act of 1933 (the "Act");  I have such knowledge and experience in financial, tax, and business matters so as to utilize information made available to me in order to evaluate the merits and risks of an investment decision with respect there

2.           I have had the opportunity to ask questions and receive and review such answers and information concerning Z Trim Holdings Inc. (the "Issuer") as I have deemed pertinent;

3.          I am not relying on the Issuer respecting the tax and other economic considerations of an investment in the Issuer;

4.           I am acquiring the Warrants and the underlying securities related thereto solely for my own account for investment and not with a view to resale or distribution. I acknowledge that neither the Warrants nor the underlying securities have been registered under the Act and may not be resold except pursuant to an effective registration statement thereunder or an exemption therefrom;

Name:

Holder of Warrants to purchase shares of common stock of Z Trim Holdings Inc. pursuant to the terms of the Common Stock Purchase Warrant of even date herewith